Exhibit 99.1

Conn’s, Inc. Announces Completion
of Asset Based Loan Facility

BEAUMONT, Texas--(BUSINESS WIRE)--Conn’s, Inc. (NASDAQ/NM:CONN), a specialty retailer of home appliances, consumer electronics, computers, lawn and garden products, furniture and mattresses, today announced that it entered into a $210 million revolving loan facility to provide additional liquidity to support the growth of the Company and its credit operations.

The new facility replaces the Company’s existing $100 million revolving credit facility, increasing its long-term committed borrowing capacity to $560 million from $450 million. The new credit facility, which has an accordion feature to allow for future expansion of the committed amount up to $350 million, matures in August 2011 and bears interest at LIBOR plus a spread ranging from 225 basis points to 275 basis points, based on a fixed charge coverage ratio. Further, the facility diversifies the Company’s funding sources available to finance its credit portfolio, giving it $660 million in total debt facilities across two debt capital markets, including the existing securitization debt facility, which provides $450 million of borrowing capacity. The maturity date on the QSPE’s 364-day facility in the amount of $100 million, which was set to expire today, was extended until August 28, 2008, to provide the lenders additional time to consider renewal of the facility in light of the transaction completed today. Additionally, as a result of adding this new funding facility, the Company will begin carrying a portion of the receivables it generates on its balance sheet. The new credit facility, in conjunction with the QSPE’s long-term borrowing facilities, provides the Company with the capital needed to continue its growth for at least 16 to 18 months, irrespective of any decision to renew or not renew the QSPE’s 364-day commitment.

“We are very pleased by our ability to complete this important capital raising effort, despite the challenging financial market conditions,” commented Thomas J. Frank, Sr., the Company’s Chairman and CEO. “We are extremely appreciative of the continued support of our long-term financial partners and their confidence in our Company and our growth plans.”

About Conn’s, Inc.

The Company is a specialty retailer currently operating 73 retail locations in Texas, Louisiana and Oklahoma: 23 stores in the Houston area, 18 in the Dallas/Fort Worth Metroplex, 10 in San Antonio, five in Austin, five in Southeast Texas, one in Corpus Christi, four in South Texas, six in Louisiana and one in Oklahoma City. It sells home appliances, including refrigerators, freezers, washers, dryers, dishwashers and ranges, and a variety of consumer electronics, including LCD, plasma and DLP televisions, camcorders, digital cameras, computers and computer accessories, DVD players, video game equipment, portable audio, MP3 players, GPS devices and home theater products. The Company also sells lawn and garden products, furniture and mattresses, and continues to introduce additional product categories for the home to help respond to its customers' product needs and to increase same store sales.

Unlike many of its competitors, the Company provides flexible in-house credit options for its customers. In the last three years, the Company has financed, on average, approximately 59% of retail sales. Customer receivables are financed substantially through an asset-backed securitization facility, from which the Company derives servicing fee income and interest income. The Company transfers receivables, consisting of retail installment contracts and revolving accounts extended to its customers, to a qualifying special purpose entity (QSPE) in exchange for cash and subordinated securities. The QSPE funds its purchases of the receivables through the issuance of medium-term and variable funding notes issued to third parties and secured by the receivables, and subordinated securities issued to the Company.

This press release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "should," "anticipate," or "believe," or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements will prove to be correct, the Company can give no assurance that such expectations will prove to be correct. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: the Company's growth strategy and plans regarding opening new stores and entering new markets; the Company's intention to update, relocate or expand existing stores; the Company's estimated capital expenditures and costs related to the opening of new stores or the update, relocation or expansion of existing stores; the Company's ability to introduce additional product categories; the Company's cash flow from operations, borrowings from its revolving lines of credit and proceeds from securitizations to fund operations, debt repayment and expansion; the ability of the Company and the QSPE to obtain additional funding for the purpose of funding the receivables generated by the Company, including limitations on the ability of the QSPE to obtain financing through its commercial paper-based funding sources and its ability to maintain the current credit ratings of its securities; the cost of any renewed or replacement credit facilities; growth trends and projected sales in the home appliance and consumer electronics industry and the Company's ability to capitalize on such growth; relationships with the Company's key suppliers; the results of the Company's litigation; interest rates; weather conditions in the Company's markets; delinquency and loss trends in the receivables portfolio; changes in the assumptions used in the calculation of the fair value of its interests in securitized assets; changes in the Company's stock price; and the actual number of shares of common stock outstanding. Further information on these risk factors is included in the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K filed on March 27, 2008. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

CONN-G

CONTACT:
Conn’s, Inc., Beaumont
Chairman and CEO
Thomas J. Frank, 409-832-1696 Ext. 3218